Exhibit 99.15

Johnson & Johnson Reports 2010 Fourth-Quarter and Full-Year Results:

2010 Fourth-Quarter Sales of $15.6 Billion Decreased 5.5%; EPS was $0.70
2010 Full-Year Sales of $61.6 Billion Decreased 0.5%; Full-Year EPS was $4.78
Excluding Special Items, 2010 Fourth-Quarter EPS was $1.03, an Increase of 1.0%*
And 2010 Full-Year EPS was $4.76, an Increase of 2.8%*

New Brunswick, NJ (January 25, 2011) – Johnson & Johnson today announced sales of $15.6 billion for the fourth quarter of 2010, a decrease of 5.5% as compared to the fourth quarter of 2009. Operational sales declined 5.1% and the negative impact of currency was 0.4%. Domestic sales declined 8.1%, while international sales declined 3.1%, reflecting an operational decline of 2.3% and a negative currency impact of 0.8%. Worldwide sales for the full-year 2010 were $61.6 billion, a decrease of 0.5% versus 2009. Operational sales declined 1.3% and the positive impact of currency was 0.8%.  Domestic sales declined 4.7%, while international sales increased 3.6%, reflecting operational growth of 1.9% and a positive currency impact of 1.7%.

Net earnings and diluted earnings per share for the fourth quarter of 2010 were $1.9 billion and $0.70 respectively. Fourth-quarter 2010 net earnings included after-tax charges of $922 million representing the net impact of litigation settlements, product liability expense and costs associated with the DePuy ASR® Hip recall. Fourth-quarter 2009 net earnings included an after-tax restructuring charge of $852 million and an after-tax gain of $212 million representing the net impact of litigation settlements. Excluding these special items, net earnings for the current quarter were $2.9 billion and diluted earnings per share were $1.03, representing increases of 0.6% and 1.0%, respectively, as compared to the same period in 2009.*

Net earnings and diluted earnings per share for the full-year 2010 were $13.3 billion and $4.78, respectively. Full-year 2010 net earnings included an after-tax gain of $55 million representing the net impact of litigation settlements, product liability expense and costs associated with the DePuy ASR® Hip recall. Full-year 2009 net earnings included an after-tax restructuring charge of $852 million and an after-tax gain of $212 million representing the net impact of litigation settlements. Excluding these special items, net earnings for the full-year 2010 were $13.3 billion and diluted earnings per share were $4.76, representing increases of 2.9% and 2.8%, respectively, as compared with the full year in 2009.*

The Company announced earnings guidance for full-year 2011 of $4.80 to $4.90 per share, which excludes the impact of special items.

“Although 2010 was a challenging year, the business continued to deliver earnings growth, while investing in the future and emerging a stronger organization,” said William C. Weldon, Chairman and Chief Executive Officer. “While we will continue to see near-term pressures on the business for 2011, we remain committed to investing in innovative products, a robust pipeline and talented people who will sustain our growth and increase our market leadership in one of the most important and rewarding industries in the world.”

Worldwide Consumer sales of $14.6 billion for the full-year 2010 represented a decrease of 7.7% over the prior year consisting of an operational decline of 8.9% and a positive impact from currency of 1.2%. Domestic sales decreased 19.3%; international sales increased 1.2%, which reflected an operational decline of 1.0% and a positive currency impact of 2.2%.

Sales were significantly impacted by the previously announced recalls of certain over-the-counter medicines and the suspension of manufacturing at the McNeil Consumer Healthcare Fort Washington, Pa., facility as well as the currency devaluation in Venezuela.  With respect to the McNeil Consumer Healthcare product recalls, Mr. Weldon stated, “We have made a commitment to restoring these products to the levels of quality and compliance that consumers expect of Johnson & Johnson.”

Positive contributors to the operational sales results included anti-smoking aids and AVEENO®, Dabao, and JOHNSON’S® skin care products.

Worldwide Pharmaceutical sales of $22.4 billion for the full-year 2010 represented a decrease of 0.6% versus the prior year with an operational decline of 1.0% and a positive impact from currency of 0.4%. Domestic sales decreased 4.0%; international sales increased 4.2%, which reflected an operational increase of 3.4% and a positive currency impact of 0.8%.

Sales results include the strong performance of newly launched products including STELARATM (ustekinumab), a biologic approved for the treatment of moderate to severe plaque psoriasis; SIMPONITM (golimumab), a biologic approved to treat adults with moderate to severe rheumatoid arthritis, psoriatic arthritis, and ankylosing spondylitis; and INVEGA® SUSTENNATM (paliperidone palmitate) a once-monthly, long-acting, injectable atypical antipsychotic for the acute and maintenance treatment of schizophrenia in adults.

Several other products also had strong operational sales growth including REMICADE® (infliximab), a biologic approved for the treatment of a number of immune mediated inflammatory diseases; PREZISTA® (darunavir), a treatment for HIV; VELCADE® (bortezomib), a treatment for multiple myeloma; and international sales of RISPERDAL® CONSTA® (risperidone) Long-Acting Treatment, an antipsychotic medication.

Sales results of TOPAMAX® (topiramate), an antiepileptic and a treatment for migraine, and RISPERDAL® (risperidone), an antipsychotic medication, were negatively impacted by continued generic competition.

During the quarter, the Company submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for abiraterone acetate administered with prednisone, an investigational drug for the treatment of metastatic, advanced prostate cancer in patients who have received prior chemotherapy containing a taxane. In addition, the Company submitted supplemental Biologics License Applications to the FDA seeking to expand the SIMPONI® label for the inhibition of structural damage in the treatment of psoriatic arthritis and for REMICADE® (infliximab) for the treatment of moderately to severely active ulcerative colitis in pediatric patients who have had an inadequate response to conventional therapy.

Also during the quarter, Janssen-Cilag International NV filed marketing authorization applications with the European Medicines Agency (EMA) for abiraterone acetate and for telaprevir, an investigational, oral, direct-acting antiviral for the treatment of chronic genotype 1 hepatitis C virus. The Company also received a positive opinion from the EMA’s Committee for Medicinal Products for Human Use recommending the granting of a marketing authorization for paliperidone palmitate for the treatment of schizophrenia.

In January 2011, the Company submitted a NDA to the FDA for rivaroxaban, an investigational, oral, once-daily anticoagulant for the prevention of stroke and non-CNS systemic embolism in patients with atrial fibrillation. In addition, the Company announced that the European Commission approved INVEGA® (paliperidone ER), the first antipsychotic schizoaffective treatment in Europe, indicated for treatment of psychotic or manic symptoms.

Worldwide Medical Devices and Diagnostics sales of $24.6 billion for the full-year 2010 represented an increase of 4.4% versus the prior year with an operational increase of 3.4% and a positive impact from currency of 1.0%. Domestic sales increased 3.6%; international sales increased 5.0%, which reflected an operational increase of 3.0% and a positive currency impact of 2.0%.

Primary contributors to operational sales growth included Ethicon’s surgical care products; Ethicon Endo-Surgery’s minimally invasive and advanced sterilization products; DePuy’s orthopaedic joint reconstruction and sports medicine businesses; Biosense Webster’s electrophysiology business; Vistakon’s disposable contact lenses; and Ortho-Clinical Diagnostics’ products. This growth was partially offset by lower sales in the Cordis franchise, reflecting continued market and competitive pressures in the drug-eluting stent market.

During the quarter, the Company submitted a Biologic License Application to the FDA for the Fibrin Pad, a novel product that combines Ethicon's biomaterials and plasma-derived biologics (Human Fibrinogen and Human Thrombin), to aid in stopping soft tissue bleeding during surgery. In addition, the Company received CE Mark for OneTouch® Verio®Pro, a system for self monitoring of blood glucose levels.

About Johnson & Johnson
Caring for the world, one person at a time…inspires and unites the people of Johnson & Johnson. We embrace research and science - bringing innovative ideas, products and services to advance the health and well-being of people. Our 114,000 employees at more than 250 Johnson & Johnson companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.

* Net earnings and diluted earnings per share excluding special items, such as after-tax restructuring charges, the net impact of litigation settlements, product liability expense and costs associated with the DePuy ASR® Hip recall, are non-GAAP financial measures and should not be considered replacements for GAAP results. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures can be found in the Investor Relations section of the Company’s website at www.investor.jnj.com.

NOTE TO INVESTORS

Johnson & Johnson will conduct a meeting with members of the investment community to discuss this news release today at 8:30 a.m., Eastern Time. A simultaneous webcast of the meeting for investors and other interested parties may be accessed by visiting the Johnson & Johnson website at www.investor.jnj.com. A replay and podcast will be available approximately two hours after the live webcast by visiting www.investor.jnj.com.

Copies of the financial schedules accompanying this press release are available at www.investor.jnj.com/historical-sales.cfm.  These schedules include supplementary sales data, a condensed consolidated statement of earnings, and sales of key products/franchises.  Additional information on Johnson & Johnson, including a pharmaceutical pipeline of selected compounds in late stage development and medical devices and diagnostics pipeline of selected products, can be found on the Company's website at www.investor.jnj.com.

(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations of future events.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Johnson & Johnson's expectations and projections.  Risks and uncertainties include general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment.  A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended January 3, 2010.  Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov, www.jnj.com or on request from Johnson & Johnson.  Johnson & Johnson does not undertake to update any forward-looking statements as a result of new information or future events or developments.)